Exhibit 99.1

Contact:
Sean McHugh
Vice President,
Investor Relations & Treasury
(404) 745-2889

Carter’s Announces Changes to Leadership Team

ATLANTA, December 17, 2012 -- Carter’s, Inc. (NYSE:CRI) today announced that Brian Lynch, currently Executive Vice President and Brand Leader for the Carter’s brand, has been promoted to President of Carter’s, Inc., reporting directly to Michael Casey, Chairman and Chief Executive Officer. In his new role, Mr. Lynch will have responsibility for leading the Company’s Merchandising, Design, and Marketing teams, as well as its Wholesale, Retail, and eCommerce businesses. “Brian has led the success of our Carter’s brand over the past three years, during which time it has strengthened its position as the leading brand in children’s apparel,” said Mr. Casey. “With this new structure, Brian will now help lead other talented executives in our collective efforts to provide the best value and experience in young children’s apparel.”

The Company also announced today that Kevin Corning has joined the Company as Executive Vice President, International. In recent years, the Company has increased its focus on building its iconic Carter’s and OshKosh B’gosh brands in new markets and has made international expansion a key component of its growth strategy.

In this newly created role, Mr. Corning will be responsible for all aspects of the Company’s multi-channel international operations. Mr. Corning has extensive international business experience. Most recently, he served as a General Manager in the Luxury & Lifestyle division of DKSH, the leading market expansion services company, responsible for the manufacturing, marketing, and retail distribution of leading brands in Asia, including Levi’s and Dockers. In addition, Mr. Corning has held country general manager roles in Latin America for Nike and Masterfoods. He will be based in Atlanta and report directly to Mr. Casey.

"We have strengthened our leadership team with a very talented international executive,” said Mr. Casey. “Kevin has a track record of success in Asia and Latin America, which we believe are markets rich in growth opportunities for our brands.”

As part of its initiative to move its Retail operations from Connecticut to Georgia, the Company is announcing a transition in Retail leadership. James Petty, who has led the Retail business since 2007, is retiring. Jeffrey Williams has been promoted to Senior Vice President of Retail, and will be responsible for leading the Company’s Retail operations. Mr. Williams has been a senior executive of the Retail team for the past five years, responsible for, among other things, strategic planning, process improvement, and planning and allocation. He joined Carter’s in 2004 and led the Company’s Operations group prior to joining the Retail team. Prior to Carter’s, Mr. Williams served in management roles at The Home Depot and Bain & Company. “Jim has done an outstanding job leading our Retail business. He has mentored Jeff over the past five years and, as a result, has prepared our Company for this transition in leadership. We’re grateful for Jim’s many contributions to our Company’s success and wish him all the best in the future,” said Mr. Casey.

About Carter's, Inc.
Carter's, Inc. is the largest branded marketer in the United States of apparel and related products exclusively for babies and young children. The Company owns the Carter's and OshKosh B'gosh brands, two of the most recognized brands in the marketplace. These brands are sold in leading department stores, national chains, and specialty retailers domestically and internationally. They are also sold through more than 600 Company-operated stores in the United States and Canada and on-line at www.carters.com and www.oshkoshbgosh.com. The Company's Just One You, Precious Firsts, and Genuine Kids brands are available at Target, and its Child of Mine brand is available at Walmart. Carter's is headquartered in Atlanta, Georgia. Additional information may be found at www.carters.com.

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